Exhibit 14.1





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                                 CRDENTIA CORP.


                                     CODE OF

                           BUSINESS CONDUCT AND ETHICS






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                                TABLE OF CONTENTS


         CRDENTIA CORP. CODE OF BUSINESS CONDUCT AND ETHICS...................2

         POLICY STATEMENT.....................................................2

         APPROVALS AND WAIVERS................................................3

         CONFLICTS OF INTEREST................................................3

         BUSINESS RELATIONSHIPS...............................................3

         FAIR COMPETITION.....................................................4

         GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS............4

         DOING BUSINESS INTERNATIONALLY.......................................4

         GOVERNMENT CONTRACTING...............................................5

         POLITICAL CONTRIBUTIONS AND LOBBYING.................................6

         ACCURACY OF REPORTS, RECORDS AND ACCOUNTS............................6

         GOVERNMENT INVESTIGATIONS............................................6

         REGULATORY COMPLIANCE................................................7

         INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES...................7

         COMPLIANCE AND REPORTING.............................................8


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               CRDENTIA CORP. CODE OF BUSINESS CONDUCT AND ETHICS



POLICY STATEMENT

      It is the policy of Crdentia Corp. (the "Company" or "Crdentia") to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics ("Code") applies to the Company's employees, officers and non-employee directors, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions ("Designated Executives"). This Code is the Company's "code of ethics" as defined in Item 406 of Regulation S-K. This Code is designed to promote:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

      o     compliance with applicable governmental laws, rules and regulations;

      o the prompt internal reporting to the appropriate person of violations of this Code; and

      o     accountability for adherence to this Code.

      Crdentia has established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Crdentia Compliance Team, or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to the Company's Chief Executive Officer, President or Chief Financial Officer in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under "Compliance and Reporting" below.

      The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Specific Company policies and procedures provide details pertinent to many of the provisions of the Code. Many of these policies and procedures can be found at http://www.crdentia.com. These policies and procedures are not a part of the Code or incorporated herein. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.


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APPROVALS AND WAIVERS

      Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval from the Company's Chief Executive Officer, President or Chief Financial Officer. Approvals relating to executive officers and directors must be obtained from the Company's Board of Directors. All other approvals may be granted by the Company's Chief Executive Officer, President or Chief Financial Officer or their designees.

      Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to executive officers and directors may only be granted by the Company's Board of Directors and must be promptly disclosed to shareholders. All other waivers may be granted by the Company's Chief Executive Officer, President or Chief Financial Officer or their designees. Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders.

CONFLICTS OF INTEREST

      A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

      Employees should disclose any potential conflicts of interest to the Company's Chief Executive Officer, President or Chief Financial Officer or their designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee's spouse, siblings, parents, in-laws, children and members of the employee's household. Non-employee directors may discuss any concerns with the Company's Chief Executive Officer, President or Chief Financial Officer.

BUSINESS RELATIONSHIPS

      Crdentia seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

      Our customers are of the utmost importance to us. Crdentia employees must always treat customers and potential customers according to the highest standards of business conduct.

      Crdentia's suppliers - companies and individuals that sell products and services to Crdentia - are important to our business. Crdentia employees should always treat suppliers and potential suppliers in accordance with the highest standards of business conduct.


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FAIR COMPETITION

      Fair competition laws, including the U.S. antitrust rules, limit what Crdentia can do with another company and what Crdentia can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

      Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

      Loans

      Employees may not accept loans from any person or entities having or seeking business with the Company. Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan.


      Bribes and Kickbacks

      The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited, provided, however, that certain facilitating payments discussed in "Doing Business Internationally" may be permitted.

      o You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient's business judgment or conduct in dealing with the Company other than facilitating payments.

      o You may not solicit or accept a kickback or bribe, in any form, for any reason.

DOING BUSINESS INTERNATIONALLY

      Crdentia is committed to the highest business conduct standards wherever it operates. Crdentia observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to Crdentia employees doing business in the worldwide marketplace, the following guidelines always apply:

      o Observe all laws and regulations, both U.S. and non-U.S., that apply to business abroad.

      o Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments. You may not give, promise to give or authorize the giving


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            to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

      o     Do not cooperate with illegal boycotts.

      o Observe all licensing requirements and the requirements of applicable import and export control laws.

      o Do not enter into an agreement with an agent or consultant that relates to Crdentia's business outside the United States unless it has been approved by the Company.

      The laws governing Crdentia's business in foreign countries are extensive and complex, and may be different from those in the United States.

      Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

      Crdentia is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act ("FCPA"). The requirements pertaining to such payments are complex. Crdentia employees engaged in international business activities must obtain prior approval of the Company's Chief Executive Officer, President or Chief Financial Officer before making any such payment.

      These "facilitating payments" to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual's employer, which are strictly prohibited.

GOVERNMENT CONTRACTING

      Detailed laws and regulations govern virtually every aspect of doing business with the U.S. government and its agencies. Activities that might be permitted when working with the private sector may be improper or even illegal when a national or local government is the customer.

      Crdentia employees who deal with government representatives are responsible for knowing and obeying the laws and regulations applicable to doing business with the U.S. government.


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POLITICAL CONTRIBUTIONS AND LOBBYING

      No political contributions are to be made using Crdentia funds or assets, or the funds or assets of any Crdentia subsidiary, to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized. In addition, you may not make a political contribution on behalf of Crdentia or its subsidiaries, or with the appearance that such contribution is being made on behalf of Crdentia or its subsidiaries, unless expressly authorized. A "contribution" is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

      Employees must obtain approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

      You are responsible for the accuracy of your records, time sheets and reports. Accurate information is essential to Crdentia's ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of Crdentia must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with Crdentia's document retention policy is strictly prohibited.

      You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to Crdentia, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with Crdentia policies. You must not obtain or create "false" invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to Crdentia. Employees are also responsible for accurately reporting time worked.

      No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company's books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company's internal controls at all times.

GOVERNMENT INVESTIGATIONS

      You must promptly notify counsel of any government investigation or inquiries from government agencies concerning Crdentia. You may not destroy any record, books of account, or other documents relating to Crdentia except in accordance with the Company's document retention policy. If you are aware of a


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government investigation or inquiry you may not destroy any record, books of account, or other documents relating to Crdentia unless advised by the Company's Chief Executive Officer, President or Chief Financial Officer or their designees, that you may continue to follow the Company's normal document retention policy.

      You must not obstruct the collection of information, data or records relating to Crdentia. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to Crdentia. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

REGULATORY COMPLIANCE

      The Company operates in a highly regulated environment. The agencies that regulate its business include the U.S. Department of Health and Human Services, plus many other federal, state and local agencies. The Company and its employees must comply with the regulatory requirements of these agencies. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to a supervisor.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

      Employees, officers and directors who have access to the Company's confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

      Insider Trading

      Inside information is material information about a publicly traded company that is not known by the public. Information is deemed "material" if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information. Inside information is not limited to information about Crdentia. It also includes material non-public information about others, including the Company's customers, suppliers, and competitors.

      Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or "tips" information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

      Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.


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      Confidential Information

      You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

COMPLIANCE AND REPORTING

      Compliance

      Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

      Reporting Procedures and Other Inquiries

      Questions regarding the policies in this Code may be directed to Crdentia's Compliance Team. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to a member of the Compliance Team. The names and contact information for the members of the Compliance Team are set out below. Directors are encouraged to discuss any issues or concerns with the Company's Chief Executive Officer, President or Chief Financial Officer.

      If you have concerns relating to Crdentia's accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, submit the information in writing to the Company's Audit Committee of the Directors c/o Chief Financial Officer, Crdentia Corp., 14114 Dallas Parkway, Suite 600, Dallas, Texas 75254

      When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

      We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

      All conversations, calls and reports made under this policy in good faith will be taken seriously. Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.


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      Policy Prohibiting Unlawful Retaliation or Discrimination

      Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

      o provides information or assists in an investigation relating regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below); or

      o files, testifies participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law.

      This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees. For purposes of this policy, a "Fraud Law" is a violation of federal criminal law involving:

      o securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

      o     violations of SEC rules or regulations; or

      o violations of any federal law relating to fraud against shareholders.

      The Crdentia Compliance Team:

      James D. Durham, Chief Executive Officer

      Pamela G. Atherton, President

      James J. TerBeest, Chief Financial Officer

      This document is not an employment contract between Crdentia and its employees, nor does it modify their employment relationship with the Company.

      This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company's discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company's work. The most current version of this document can be found at www.crdentia.com.


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                                 ACKNOWLEDGEMENT


      I acknowledge that I have received and read a copy of the Crdentia Corp. Code of Business Conduct and Ethics (the "Code"). I understand that I am responsible for knowing and complying with the policies set forth in the Code during my employment with the Company.

      I also acknowledge my responsibility to report any violation of this Code to my supervisor or to a member of the Compliance Team.

      I further understand that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Company has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

      I understand and agree that my relationship with the Company is "at-will," which means that my employment is for no definite period and may be terminated by me or by the Company at any time and for any reason, with or without cause or advance notice. I also understand that the Company may demote or discipline me, or otherwise alter the terms of my employment, at any time with or without cause or advance notice.

      Finally, I understand and agree that the terms of this Acknowledgement, and my at-will relationship with the Company, may not be modified or superseded except by a written agreement signed by an officer of the Company; that no other employee or representative of the Company has the authority to enter into any such agreement; and that any agreement inconsistent with this Acknowledgement or agreeing to employ me for a specified term will be unenforceable unless in writing and signed by an officer of the Company.



Employee Name:_________________________________________________________________
                               (please print)

_______________________________________________________________________________
           Signature                               Date

Title: _________________________________      Dept.:  _________________________


Please return this completed form to_______________________________ within one week from the date of your review of these documents. Thank you!




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